Exhibit 99.1

2005 AEA Company Presentation www.camcommerce.com

Company Background Information CAM provides a "one source" solution for the automation needs of small retailers (1 to 50 stores) $24.6 million in trailing 12 mos. revenue with pretax earnings of $2.35 million Over 15,000 customers Nearly 50% of revenues are recurring. $18.8 million in cash & marketable sec. - No debt. 4.1 million fully diluted shares outstanding.

Commerce Solutions for Small Retailers Software - Point of Sale, Inventory, Accounting, Payment Processing, Web store fronts. Payment Processing Service Credit, Debit, Gift Hardware (scanners, receipt printers, systems....) Installation & Training Service, Support, on-going software enhancements

Revenue Breakdown 1. Systems (Software, Hardware, Installation) - est. 54% 2. Service & Support - est. 21% (Recurring) 3. Payment Processing - est. 25% (Recurring) Percent Systems 55 Service 22 Payment Processing 23

Payment Processing (X-Charge) Payment Processing Software & Service for Credit, Debit, Check Guaranty, Gift Card Total Integration with retailers system key to business model. Approximately $6 million run rate in revenue and growing quickly. Very profitable! - Estimated 50% operating margin on new revenue.

X-Charge Highlights Started 4+ years ago. X- Charge has grown to approx. 4,000 merchant accounts, representing approx. $1.3 billion in annual processing. Current portfolio of approx. $1.3 billion is expected to generate approximately $6 million in recurring revenue. Current net add rate is approximately 3,000 new processing accounts per year, representing about $700 million in annual processing.

X-Charge Quarterly Revenue Chart Q1 '03 Q2' 03 Q3 '03 Q4 '03 Q1 '04 Q2 '04 Q3 '04 Q4 '04 Q1 '05 Q2 '05 Q3 '05 Revenue 292000 374000 410000 507000 684000 833000 1086000 1069000 1397000 1353000 1600000 Est.

New X-Charge Installs by Quarter Q1 '03 Q2' 03 Q3 '03 Q4 '03 Q1 '04 Q2 '04 Q3 '04 Q4 '04 Q1 '05 Q2 '05 Q3 '05 New X-Charge Installs 239 180 230 259 305 402 442 534 708 653 750 Est.

CAM vs. Reseller Installs by Quarter Q1 '03 Q2 '03 Q3 '03 Q4 '03 Q1 '04 Q2 '04 Q3 '04 Q4 '04 Q1 '05 Q2 '05 Q3 '05 CAM Customer Installs 213 142 192 186 189 227 265 238 254 247 230 Reseller Installs 26 38 38 73 116 175 177 296 454 406 520 Est.

Summary 2004 best year in our 22 year history 10% pre-tax profit margins in 2004 Recurring revenue based business model $18.8 million in cash and marketable sec. (nearly $5 per share) Debt free Market leader Dividend planned

www.camcommerce.com Thank You !